Exhibit 99.1

Natera Reports First Quarter 2021 Financial Results

AUSTIN, Texas, May 6, 2021 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a pioneer and global leader in cell-free DNA testing, today reported financial results for the first quarter ended March 31, 2021 and provided an update on recent business progress and financial outlook.

Recent Accomplishments & Highlights

●	Generated total revenues of $152.3 million in the first quarter of 2021 compared to $94.0 million in the first quarter of 2020, an increase of 62%. Product revenues grew 36% over the same period. First quarter 2021 revenues include a one-time revenue recognition of $28.6 million from the conclusion of the Qiagen partnership.

●	Processed approximately 348,200 tests in the first quarter of 2021, compared to approximately 235,500 tests processed in the first quarter of 2020, an increase of 48%.

●	Raising full year 2021 revenue guidance by $50M given overall strong momentum.

●	Implemented first wave of Panorama AI improvements with immediate impact on test performance, patient experience and cost of goods sold.

●	Received new local coverage decision from CMS which opens the pathway to Prospera reimbursement in multiple organs.

●	Initiated second phase 3 trial with Genentech using Signatera as a companion diagnostic in early-stage muscle invasive bladder cancer.

●	Received two additional breakthrough device designations for Signatera in new indications.

●	Positive Signatera data presented in ovarian cancer at AACR and multiple myeloma data expected at ASCO.

“Q1 was yet another record quarter for Natera,” said Steve Chapman, Natera’s Chief Executive Officer. “Our volumes continued to accelerate, we launched Panorama AI, and we expanded our market opportunity with positive new data in both organ health and oncology. As a result of our Q1 performance and the current momentum in the business, we are increasing our revenue forecast for the year by $50 million.”

First Quarter Ended March 31, 2021 Financial Results

Total revenues were $152.3 million in the first quarter of 2021 compared to $94.0 million for the first quarter of 2020, an increase of 62%. The product revenues were $118.4 million in the first quarter of 2021 compared to $87.0 million in the first quarter of 2020, an increase of 36%. The increase in product revenues was driven by an increase in test volumes compared to the first quarter of 2020. Licensing and other revenues increased by approximately $27.0 million over the same period, mainly due to revenue recognized from the Qiagen arrangement of approximately $28.6 million of previously deferred revenue. Natera processed approximately 348,200 tests in the first quarter of 2021, including approximately 333,400 tests accessioned in its laboratory, compared to approximately 235,500 tests processed, including approximately 222,400 tests accessioned in its laboratory, in the first quarter of 2020.

In the three months ended March 31, 2021, Natera recognized revenue on approximately 313,800 tests for which results were reported to customers in the period (tests reported), including approximately 300,000 tests reported from its laboratory, compared to approximately 221,500 tests reported, including approximately 209,200 tests reported from its laboratory, in the first quarter of 2020, an overall increase of 42% for the quarter.

Gross profit* for the three months ended March 31, 2021 and 2020 was $85.5 million and $49.0 million, respectively, representing a gross margin of 56% and 52%, respectively. Natera was able to achieve higher margins in the first quarter of 2021 compared to the first quarter 2020 as a result of increased other revenue recognized from the Qiagen arrangement.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the first quarter of 2021 were $148.5 million, compared to $83.9 million in the same period of the prior year, an increase of 77%. The increases were primarily driven by headcount growth to support the Company’s expansion, volume growth, and product development.

Loss from operations for the first quarter of 2021 was $63.0 million compared to $34.9 million for the same period of the prior year.

Net loss for the first quarter of 2021 was $63.9 million, or ($0.74) per diluted share, compared to net loss of $35.4 million, or ($0.45) per diluted share, for the same period in 2020. Weighted average shares outstanding were approximately 86.7 million in the first quarter of 2021 compared to 78.3 million in the first quarter of the prior year.

At March 31, 2021, Natera held $653.7 million in cash, cash equivalents, short-term investments and restricted cash, compared to $405.9 million as of March 31, 2020. As of March 31, 2021, Natera had a total outstanding debt balance of $329.6 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $279.5 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.3 million. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of March 31, 2021.

Financial Outlook

Natera anticipates 2021 total revenue of $550 million to $575 million; 2021 gross margin to be approximately 52% to 55% of revenues; selling, general and administrative costs to be approximately $440 million to $460 million; research and development costs to be $165 million to $185 million, and net cash burn to be $230 million to $250 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2021 to be between $210 million and $230 million) and GAAP net purchases of property and equipment (estimated for 2021 to be approximately $20 million).

Test Volume Summary

Unit	Q1 2021	Q1 2020	Definition
Tests processed	348,200	235,500	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	333,400	222,400	Test accessioned in our laboratory
Tests reported in our laboratory	300,000	209,200	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera is a pioneer and global leader in cell-free DNA testing from a simple blood draw. The mission of the company is to change the management of disease worldwide with a focus on women’s health, oncology, and organ health. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, California and Austin, Texas. It offers proprietary genetic testing services to inform obstetricians, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Conference Call Information

Event:	Natera's First Quarter 2021 Financial Results Conference Call
Date:	Thursday, May 6, 2021
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International

Password:	7557308
Webcast:	https://edge.media-server.com/mmc/p/29k86t7p

Forward-Looking Statements

This release contains forward-looking statements, including regarding the company's business operations in light of the COVID-19 pandemic. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to maintain our business and operations as planned in light of the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our CLIA-certified laboratory facilities becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Kate Stabrawa, Communications, Natera, Inc., 720-318-4080 pr@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$65,126	$48,668
Restricted cash	163	187
Short-term investments	588,446	688,606
Accounts receivable, net of allowance of $2,970 in 2021 and $3,080 in 2020	87,562	78,565
Inventory	23,676	20,031
Prepaid expenses and other current assets, net	26,430	26,606
Total current assets	791,403	862,663
Property and equipment, net	40,177	33,348
Operating lease right-of-use assets	49,526	21,399
Other assets	12,406	14,743
Total assets	$893,512	$932,153
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,682	$8,096
Accrued compensation	25,870	30,371
Other accrued liabilities	77,296	60,407
Deferred revenue, current portion	9,069	50,125
Short-term debt financing	50,052	50,054
Total current liabilities	166,969	199,053
Long-term debt financing	279,471	202,493
Deferred revenue, long-term portion	23,816	22,805
Operating lease liabilities, long-term portion	50,811	21,246
Other long-term liabilities	—	320
Total liabilities	521,067	445,917

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	9	9
Additional paid in capital	1,356,212	1,411,286
Accumulated deficit	(986,973)	(929,318)
Accumulated other comprehensive gain	3,197	4,259
Total stockholders’ equity	372,445	486,236
Total liabilities and stockholders’ equity	$893,512	$932,153

(1)	The condensed, consolidated balance sheet at December 31, 2020 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	As of December 31, 2020, there were approximately 87,430,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended
	March 31,
	2021	2020
(in thousands, except per share data)		(1)
Revenues
Product revenues	$118,382	$87,046
Licensing and other revenues	33,934	6,966
Total revenues	152,316	94,012
Cost and expenses
Cost of product revenues	61,322	41,520
Cost of licensing and other revenues	5,491	3,458
Research and development	40,188	18,225
Selling, general and administrative	108,332	65,681
Total cost and expenses	215,333	128,884
Loss from operations	(63,017)	(34,872)
Interest expense	(2,073)	(2,464)
Interest and other income, net	1,371	1,987
Loss before income taxes	(63,719)	(35,349)
Income tax expense	(134)	(23)
Net loss	$(63,853)	$(35,372)
Unrealized gain (loss) on available-for-sale securities, net of tax	(1,062)	4,747
Comprehensive loss	$(64,915)	$(30,625)

Net loss per share:
Basic and diluted	$(0.74)	$(0.45)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	86,689	78,287

(1)	The condensed, consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2020 have been derived from the audited consolidated financial statements for the periods included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.